Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No.’s 333-144595 and 333-177834), pertaining to the 1992 Stock Option and Incentive Plan, 2003 Share Option Plan, 2005 Special Incentive Share Option Plan and 2011 Share Incentive Plan of Sapiens International Corporation N.V., and in the Registration Statement on Form F-3 (No. 333- 207414) of our reports, dated March 27, 2016, with respect to the consolidated financial statements of Sapiens International Corporation N.V. and the effectiveness of internal control over financial reporting of Sapiens International Corporation N.V. included in this Annual Report on Form 20-F for the year ended December 31, 2015.

Yours Truly,
/s/ Kost Forer Gabbay & Kasierer
March 27, 2016
KOST FORER GABBAY & KASIERER
A Member of EY Global